Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of February 1, 2000, between Synthetic Blood International, Inc., a New Jersey corporation, (hereinafter sometimes referred to as “SBI” or the “Corporation”) and Richard Kiral (“Employee”).

1.	TERM OF EMPLOYMENT

SBI HEREBY EMPLOYS Employee and Employee hereby accepts employment with SBI for the period beginning on February 1, 2000 and terminating on January 31, 2001; thereafter, this Agreement and Employee’s employment hereunder shall be automatically renewed on a one-year basis unless canceled or renegotiated. As used herein, the phrase “employment term” refers to the entire period of employment of Employee by SBI hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided, or extended by mutual ,agreement of SBI and Employee.

2.	DUTIES OF EMPLOYEE

2.01	General Duties. Employee shall serve as Vice President of R&D at SBI. Notwithstanding the foregoing, the precise services of Employee may be specified or changed from time to time at the discretion of the President & CEO of SBI, to whom Employee reports.

2.02	Specific Duties. Employee is responsible for researching and developing all current and future products at SBI. To accomplish this, employee directly or indirectly supervises all laboratory and lab support personnel at SBI’s Costa Mesa and Kettering facilities. Employee is also expected to use his position as head of R&D and chief scientific officer to build value into the Company and increase shareholder value.

2.03	Devotion of Time to SBI’s Business. Employee shall devote whatever time, ability and attention to the business of SBI during the term of this Agreement as is reasonably required to fulfill his responsibilities, provided however, he shall be required to devote his full-time.

2.04	Uniqueness of Employee’s Services. Employee hereby agrees the services to be performed by him under the terms of this Agreement are of special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by monetary damages in an action at law. Employee therefore expressly agrees that SBI, in addition to any other rights or remedies which SBI may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by Employee.

2.05	Loyal and Conscientious Performance of Duties. Employee agrees, to the best of his ability and experience, he will at all times loyally and conscientiously perform all of the duties and obligations either expressly or implicitly required of him by the terms of this Agreement.

3.	COMPENSATION OF EMPLOYEE

3.01	Base Salary. As compensation for services hereunder, SBI shall pay Employee a base annual salary of One Hundred and Thirty Thousand Dollars ($130,000.00), payable monthly during the term hereof. Annual adjustments, if any, shall be negotiated by the CEO and the Board based on individual performance.

3.02	Signing Bonus. Employee will be granted a stock option at the signing of this agreement.

3.03	Performance Bonus. In addition to the base compensation set forth above, Employee may be entitled to participate in an Executive Bonus Program to be negotiated in a separate agreement.

3.04	Vacation Pay. Employee shall be entitled to vacation time and pay of four weeks per year for each year during the term of this agreement. Time or times for such vacation shall be proposed by Employee and approved in advance by SBI.

3.05	Paid Sick Leave. Employee shall be entitled to such sick leave time and pay in accordance with the then prevailing policies of Employer.

3.06	Additional Bonuses. Nothing herein shall imply any limitation on the ability of the Company to authorize any additional bonus(es) which in their discretion they deem reasonable.

4.	EMPLOYEE BENEFITS

4.01	Use of Automobile. SBI shall pay all expenses of one automobile to be used in part by Employee in the course of his employment, up to the cost of Five Hundred Dollars ($500.00) per month during the term hereof, and shall procure and maintain an automobile liability insurance policy on the automobile, with coverage of Employee and SBI, in amounts determined by the Board of Directors.

4.02	Employee shall be given medical insurance through the Company’s group medical plan, and $50 per month for dental coverage until a Company dental plan is available.

4.03	Life Insurance. SBI will acquire and pay for term life insurance coverage on the life of Employee, with death benefits in the amount of Two Hundred Thousand Dollars ($200,000.00) payable to beneficiary(s) designated by Employee. Coverage shall be continued without lapse through the employment term.

4.04	401 (k) Plan. SBI shall continue to implement and Employee shall be entitled to participate, to the maximum extent allowed by law, in a retirement plan under Internal Revenue Code Section 401 (k)

4.05	Stock Options and Plans. Employee shall participate in the 1999 Stock Plan and shall be eligible to participate in other SBI stock option and related plans as determined by the CEO and Board of Directors. Employee shall be granted options for 100,000 shares of Stock at signing of this agreement, and for 75,000 shares at each renewal.

5.	BUSINESS EXPENSES

5.01	Entertainment Expenses. The services required by SBI require Employee to incur travel, entertainment, and other expenses on behalf of SBI. SBI will promptly reimburse Employee for all reasonable business expenses incurred by Employee in promoting the business of SBI, including expenditures for entertainment, gifts, and travel, provided that:

(1)	Each such expenditure is of a nature qualifying it as an allowable deduction from gross income in the determination of taxable income on the federal and state income tax returns of SBI; and

(2)	Employee furnishes to SBI adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities where the substantiation of each such expenditure as an income tax deduction is required; and

(3)	No gift may exceed Five Hundred Dollars ($500.00) without the written approval of the Board of Directors of SBI.

6.	TERMINATION OF EMPLOYMENT

6.01	Resignation Retirement, Death or Disability. Employee’s employment hereunder shall be terminated at any time by Employee’s resignation (other than by Resignation for Good Reason) or by Employee’s retirement at or after attainment of age 65 (“Retirement”), death or his inability to perform his duties under this Agreement because of a physical or mental illness (“Disability”).

6.02	Termination for Cause. Employee’s employment hereunder may be terminated for Cause. “Cause” shall mean personal dishonesty, incompetence, willful misconduct, conflict of interest or breach of fiduciary duty involving intent for or obtainment of material personal or family profit, material (as opposed to technical) willful violation of any law, rule or regulation (other than traffic offenses or the like), or a material breach of any provision of this Agreement.

6.03	Expiration. Employee’s employment hereunder shall be terminated upon expiration of the Employment Term as provided in Section 1.

6.04	Resignation for Good Reason. Employee may regard Employee’s employment as being constructively terminated and may, therefore, resign within ninety (90) days of Employee’s discovery of any one of the following events which will constitute “Good Reason” for such resignation:

(1)	Without Employee’s express written consent, the assignment to Employee of any duties materially inconsistent with Employees prior position, duties, responsibilities and status with SBI, or any subsequent removal of Employee from or any failure to re-elect Employee to any such position;

(2)	Without Employee’s express written consent, the termination and/or material reduction in Employee’s facilities (including office space and general location) and staff reporting and available to Employee;

(3)	A material reduction by the Employer of Employee’s Base Salary and Performance Bonus.

(4)	A failure by Employer to maintain any of the employee benefits to which Employee was entitled at a level substantially equal to or greater than the value of those employee benefits in effect prior to such reduction in benefits, through the continuation of the same or substantially similar plans, programs and policies; or the taking of any action by SBI or its affiliates which would materially affect Employee’s participation in or reduce, Employee’s benefits under any such plans, programs or policies, or deprive Employee of any material fringe benefits enjoyed by Employee;

(5)	SBI or any affiliate requiring Employee to be based anywhere other than where Employee was based for the one year period prior to such relocation; except for required travel on SBI’s or affiliate’s business to an extent substantially consistent with Employee’s business travel obligations;

(6)	Any purported termination of Employee’s employment by SBI or the Board which is not effected pursuant to the requirements of the Section 6 with respect to Death, Retirement, Disability or Termination for Cause; and

(7)	Receipt of notice by Employee that the Agreement will not be renewed pursuant to Section 1.

6.05	Effect of SBI’s Merger, Transfer of Assets, or dissolution. Upon the event of any of the following, these provisions of this Paragraph 6.05 shall apply:

(1)	Merger or consolidation where SBI is not the consolidated or surviving corporation;

(2)	Transfer of all or substantially all of the assets of SBI, or

(3)	Voluntary or involuntary dissolution of SBI.

In the event of any such merger or consolidation, transfer of assets, or dissolution of SBI, Employee at his sole option, and at any time may elect one of the following provisions:

(a)	Continued employment by SBI, and/or the surviving or resulting corporation, said successor to be bound by all the provisions of this Agreement;

(b)	Voluntary termination of this Agreement and payment to Employee as severance pay or liquidated damages, or both, a lump sum payment (“Severance Payment”) equal to one hundred percent (100%) of the Employee’s average annual Base Salary and all bonuses received for the one (1) year period immediately preceding the Severance Payment, or such greater amount as the CEO and Board of Directors upon recommendation of the Compensation Committee, if any, shall provide from time to time pursuant to terms which may not be revoked or reduced thereafter. However, the total of any payment pursuant to this Section 6.05 shall be limited to the extent necessary, in the option of legal counsel acceptable to Employee and SBI, in the opinion of legal counsel acceptable to Employee and SBI, to avoid the payment of an “excess parachute” payment within the meaning of Internal Revenue Code Section 28C G or any similar successor provision.

The Severance Payment shall be made not later than the fifth (5th) day following the effective date of the events specified in Section 6.05 (1-3) herein; provided, however, that if the amount of such payments cannot be finally determined on or before such date, SBI shall pay to Employee on such date a good faith estimate of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate provided in Internal Revenue Code Section 1274 (b) (2) (B) of the Code,) as soon as the amount thereof can be determined, but in no event later than the thirtieth (30th) day after the applicable termination date. In the event the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by SBI payable on the fifth (5th) day after receipt by Employee of a written demand for payment from SBI (together with interest calculated as above).

6.06	Damages for Breach of Agreement. In the event of the breach of this Agreement by either SBI or Employee resulting in damages to the other party may recover from the party breaching the Agreement any and all damages that may be sustained.

7.	PAYMENTS TO EMPLOYEE UPON TERMINATION

7.01	Death, Disability or Retirement. In the event of Employee’s Retirement, Death or Disability, all benefits generally available to SBI’s Employees as of the date of such an event shall be payable to Employee or Employee’s estate without reduction, in accordance with the terms of any plan, contract, understanding or arrangement forming the basis for such payment. Employee shall be entitled to such other payments as might arise from any other plan, contract, understanding or arrangement between Employee and SBI at the time of any such event.

7.02	Termination for Cause or Resignation without Good Reason. In the event Employee is terminated by SBI for Cause or Employee resigns for other that a Good Reason, neither SBI nor an affiliate shall have any further obligation to Employee under this Agreement or otherwise, except to the extent provided in any other plan, contract, understanding or arrangement, or Section 8 or as may be expressly required by law.

7.03	Termination Without Cause. Subject to other provisions in this Section 7 to the contrary, upon the occurrence of a termination without Cause, which shall include a Resignation for Good Reason as defined in Section 6.04, SBI shall:

(a)	Pay to Employee, or in the event of Employee’s subsequent death, to Employee’s surviving spouse, or if none, to Employee’s estate, as severance pay or liquidated damages, or both, during each calendar month for a period extending over the number of months during which this Agreement would have remained in effect, without renewal or for nine (9) months, whichever period is longer, but for such termination, a sum equal to the monthly rate of Base Salary and Performance Bonus, if any, payable under this Agreement pursuant to Section 3 immediately prior to such termination. Such payments shall commence in the next regularly payroll following termination.

(b)	To the extent permissible under applicable law, including Code antidiscrimination standards which must be met to retain favorable tax status of any employee benefit plan, contract or arrangement, continue to provide to Employee during the unexpired term of this Agreement, without renewal, those benefits to which the Employee is entitled to immediately prior to the termination.

8.	COVENANT NOT TO COMPETE

8.01	Scope of Covenant. Employee agrees that he shall not, either directly or indirectly, carry on, participate, or engage in, either as employee, employer, principal, agent, consultant, owner, part-owner, co-venturer, officer, director, shareholder, partner, manager, operator, financier, employee, salesman, or in any other individual or representative or participating capacity, any business which develops or markets synthetic blood substitutes or liquid ventilation or glucose biosensor products for a period of two (2) years from the date of separation from SBI in the area of the Continental United States.

8.02	Interpretation. Should any portion or provision of this covenant not to compete be found by a court of competent jurisdiction to be overly broad, it is the express intent of the parties hereto that such provisions shall nevertheless be enforced to the maximum extent permitted by law and shall govern and apply to as much geographical area and/or time duration, not to exceed that which is set forth above, as possible.

8.03	Consideration Employee hereby acknowledges that the consideration set forth herein shall fully support this Covenant.

8.04	Remedies. The remedy at law for breach of this Covenant being inadequate, SBI shall be entitled, in addition to such other remedies as it may have, to temporary or injunctive relief for any breach or threatened breach hereof without proof of actual damages that have been or may have been caused to it by such breach.

8.05	Breach. This Covenant shall be deemed to be part of this Agreement, and a breach of this Covenant shall be deemed to be a breach of this Agreement and all of its attendant obligations, undertakings, and promises.

9.	CONFIDENTIALITY PROVISION

9.01	Proprietary Information Defined. The following terms shall have the meanings respectively set forth for them below:

(a)	“Proprietary Information” shall mean any and all inventions, research, designs, products, processes, formulae, know-how, customer lists, customer requirements information, trade secrets and/or other non-public information or data comprising or related to the business of Corporation as the same is carried on from time to time;

(b)	“Proprietary Rights” shall mean all trademarks, patents, copyrights, rights of creators and/or similar rights and privileges, whether domestic or foreign, statutory or at common law, filed or not filed, perfected or unperfected, or otherwise, relating to any Proprietary Information;

(c)	“Proprietary Proceeds” shall mean all proceeds and products of any Proprietary Information and/or Proprietary Rights; and

(d)	“Proprietary Assets” shall mean Proprietary Information and/or Proprietary Rights and/or Proprietary Proceeds, considered collectively or separately.

9.02	Acknowledgement of SBI’s Proprietary Information. Employee agrees and acknowledges that any and all Proprietary Information (together with all Proprietary Rights and/or Proprietary Proceeds relating thereto) wholly or partially created, developed or further developed, perfected and/or completed by Employee, acting alone or jointly with others at any time during Employee’s employment with SBI, shall immediately upon creation, completion and/or development become or have become, and shall at all times thereafter remain, the sole and exclusive property of SBI.

9.03	Employee’s Duties. Employee agrees that he shall, both throughout the term of his employment with SBI and at any and all times following the termination thereof, execute and deliver all such further instruments and documents, and do and perform all such further acts and things, as may be necessary or helpful and/or as may be reasonably requested by SBI in furtherance of the purposes and intent of this Agreement. By way of illustration and not by way of limitation of the foregoing, Employee specifically agrees that he shall:

(a)	Immediately communicate and thoroughly describe to SBI in writing any and all such Proprietary Information as is described in Section 9.01 above;

(b)	Promptly execute and deliver all such instruments or agreements of assignment and/or transfer as SBI may from time to time request to carry out the purposes and intent of Section 9.01 above;

(c)	Assist SBI, at such times and in such manner as SBI may request, in connection with SBI’s efforts to secure, apply for, renew or otherwise perfect Proprietary Rights with respect to any and all Proprietary Information; and

(d)	Upon termination of his employment with SBI, immediately deliver to SBI any and all written recorded or other physical evidence of any and all Proprietary Assets in his possession or under his control;

PROVIDED, that in consideration of the foregoing, SBI agrees that all reasonable costs and expenses incurred by Employee, including reasonable compensation for his time (except if Employee is otherwise being compensated as a consultant) in complying with the provisions of this Section 9 shall be for SBI’s account.

9.04	Disclosure of Information. Employee will not, during the employment term or after, disclose or use any Proprietary Information or permit disclosure to any person, firm, corporation, association or other entity if such disclosure would be detrimental to SBI.

9.05	Employee Representation. Employee represents and covenants that he is not presently and will not hereafter become a party to any contract or agreement which contravenes any of the terms, provisions, purposes or intent of this Agreement.

9.06	Survival. It is specifically understood and agreed by both such parties that this Agreement shall survive Employee’s employment with SBI and/or the making and/or termination of any contract or agreement with respect thereto.

9.07	Remedies. The parties hereto mutually acknowledge that the representations, warranties, covenants and other agreements of Employee contained in the Agreement are of special and unique importance to SBI and are not readily susceptible to dollar valuation. As such, in the event of the actual or potential breach of any of such representations, warranties, covenants or other agreements, the parties hereto specifically agree that SBI, in addition to any and all other rights and remedies available to it, shall be entitled to injunctive and/or other equitable relief in furtherance of the enforcement thereof.

10. GENERAL PROVISIONS

10.01	Notices. Any notices to be given hereunder by each party to the other may be effected by personal delivery in writing or by mail registered or certified, postage prepaid with return receipt requested. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of two (2) days after mailing.

10.02	Violation of Other Agreements. SBI hereby warrants to Employee that the execution of this Agreement will not violate any outstanding agreements or covenants to which SBI is a parry. Further, SBI hereby warrants that the execution of this Agreement and the performance of its terms hereunder do not violate any provisions of the By-Laws of SBI.

10.03	Applicable Law. This Agreement shall be construed under the laws of the State of California and may not be altered or modified except by an agreement in writing, signed by both parties.

10.04	Arbitration. Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by arbitration conducted before a single arbitrator in Orange Count, California in accordance with the Expedited Labor Arbitration Rules of the American Arbitration Association. The arbitration shall be governed by the Federal Arbitration Act ( U.S.C. § § 1-16). The arbitrator shall be a retired judge designated by the Presiding Judge of the San Diego County Superior Court. The arbitrator in such action shall not be authorized to change or modify any provision of the Agreement. Judgment upon the award rendered by the arbitrator maybe entered by any court having jurisdiction thereof. Each party shall bear its own expenses and one-half the aggregate amount of arbitration costs Arbitration shall be the exclusive remedy of Employee and SBI and the award of the arbitrator shall be final and binding upon the parties.

10.05	Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by SBI and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

10.06	Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

10.07	Merger or Consolidation. SBI hereby agrees that it shall not merge or consolidate into or with or sell substantially all its assets to any firm, entity, company or person until such other firm, entity, company or person expressly agrees, in writing, to assume and discharge the duties and obligations of the SBI under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

10.08	Amendments and Waivers. This Agreement shall not be varied, altered, waived, modified, changed or in any way amended in any of its parts except by an instrument in writing, executed by the parties hereto, or by their legal representatives. A waiver by either party of any of the terms of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future or of any subsequent breach thereof.

Executed at Newport Beach, California.

EMPLOYER:

SYNTHETIC BLOOD INTERNATIONAL, INC.

/s/

By: Robert Nicora, President and CEO

EMPLOYEE:

/s/

Richard Kiral

Synthetic Blood International, Inc.

3189 Airway Avenue, Building C

Costa Mesa, CA 92626

To:

Mr. Richard M. Kiral

c/o Synthetic Blood International, Inc.

Amendment of Employment Agreement

Dear Dick:

On March 25, 2008 the board of directors of Synthetic Blood International, Inc. decided to amend your engagement as follows:

The employment agreement of Feb 1, 2000, section 7, subsection 7.03 (a) is amended as follows: “a sum equal to an annual base salary and performance bonus”.

Additional to your unchanged role as director and member of the board of our company (SYBD), we have elected you to be President and Chief Operative Officer.

We agreed that additional an additional monetary compensation of $6,000 per month shall be paid for additional services and responsibilities.

Independent of the aforementioned consulting contract, we will pay you the following additional stock compensation for your services:

20,000 options per month, issuable every 1st of the month, beginning April 1, 2008. The options include the right of cashless conversion.

Additional benefit to serve on the Executive Committee: An additional (to any other already existing) severance package of $200,000 in cash and 100,000 shares of SYBD, payable at date/the day of termination, should the company terminate you as a board member, or employee for whatever reason, cause or no cause.

All other clauses unchanged.

Sincerely, Synthetic Blood International, Inc. (SYBD) /s/ 03/26/08 By: Chris J. Stern Date:	Accepted: /s/ 03/26/08 Richard M. Kiral Date: